Exhibit 99.1
Harris Corporation Completes Acquisition
of CapRock Communications
Acquisition Provides Entry Into Energy Market and Expands Global Managed Communications
Services Offering
MELBOURNE, FL/HOUSTON, TX, July 30, 2010 — Harris Corporation (NYSE:HRS), an international communications and information technology company, has completed its previously announced acquisition of CapRock Communications. Privately held CapRock was purchased for $525 million in cash, subject to post-closing adjustments. Private equity firm ABRY Partners was the majority owner of CapRock.
CapRock Communications CEO Peter Shaper will serve as president of the business, which will operate as a wholly owned subsidiary of Harris Corporation.
With nearly three decades of experience, CapRock Communications is a premier global satellite communications provider for the energy, government, maritime, engineering and construction and mining industries as well as for disaster recovery services. The company uses the latest field-proven satellite technologies to deliver highly-reliable managed communications services, including broadband Internet, voice over IP, secure networking and real-time video, to the world’s harshest and most remote locations. CapRock leverages best-of-breed partnerships, technical expertise and a robust global infrastructure that includes four self-owned and operated teleports and eleven regional support centers across North America, Central and South America, Europe, West Africa and Asia Pacific.
More information about CapRock and the acquisition is available at www.harris.com.
About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and more than 15,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.
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Forward-Looking Statements
This press release contains forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Statements about the expected value and anticipated benefits of the transaction to Harris are forward-looking and involve risks and uncertainties. Other factors that may impact the company’s results and forward-looking statement may be disclosed in the company’s filings with the SEC. Harris disclaims any intention or obligation, except as imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.